Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2019 Second Quarter and First Half Results

•	Second quarter revenue was $21 million

•	Net income of $1.8 million, $0.19 per share

•	Orders were $34 million, record backlog of $128 million

•	Narrowing fiscal 2019 revenue expectations to $98 million to $105 million

BATAVIA, NY, November 8, 2018 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its second quarter and six months ended September 30, 2018. Graham’s current fiscal year ends March 31, 2019 (“fiscal 2019”).

Net sales in the second quarter of fiscal 2019 recovered 24% to $21.4 million from $17.2 million in the second quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). Net income in the fiscal 2019 second quarter was $1.8 million, or $0.19 per diluted share, compared with breakeven net income and EPS in the prior-year second quarter. Graham believes that the results from the prior year’s quarter represented the cycle bottom.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “The gross margin for the current quarter of 29% is higher than our expectations for the other quarters during this fiscal year. We benefited from orders that entered backlog during the previous several quarters, including a few higher margin projects. Additionally, I believe the actions that we took during the downturn to improve lead time, quality and productivity also are evident in our gross margin results.”

He continued, “Orders in the quarter from crude oil refining and petrochemical markets were strong. These contributed to our backlog for fiscal 2020 revenue, currently set to support year-on-year growth. We are encouraged by what now sits in backlog for fiscal 2020, and we anticipate additional orders will to continue to build it.”

Second Quarter Fiscal 2019 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Consolidated net sales grew $4.2 million, net of a $1.2 million unfavorable impact from the adoption of a new revenue recognition accounting standard which began in fiscal 2019. Sales to the refining market drove the growth, up $5 million to $9.7 million. Sales to the Company’s other commercial, industrial and defense markets and the power market increased $0.9 million and $0.2 million, respectively. These increases were partially offset by a $1.9 million reduction in sales to the chemical/petrochemical market.

From a geographic perspective, U.S. sales represented 70% of consolidated sales in the fiscal 2019 second quarter compared with 65% in the second quarter of fiscal 2018. International sales represented 30% of consolidated sales in the fiscal 2019 quarter, compared with 35% in the prior-year comparable period. U.S. based sales were driven by the refining market noted above.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Second Quarter Fiscal 2019 Operating Performance Review

($ in millions except per share data)
	Q2 FY19	Q2 FY18	Change
Net sales	$21.4	$17.2	$4.2
Gross profit	$6.2	$3.7	$2.5
Gross margin	29.0%	21.7%
Operating profit	$1.4	$(0.3)	$1.7
Operating margin	6.8%	-1.8%
Net income	$1.8	$—	$1.8
Diluted EPS	$0.19	$—	$0.19
Non-GAAP financial measure:
Adjusted net income	$1.8	$0.2	$1.6
Adjusted diluted EPS	$0.19	$0.02	$0.17

The increase in net income and diluted EPS during the second quarter compared with the prior-year’s quarter was primarily driven by the increase in sales to the refining market, higher gross profit, and a more favorable income tax rate, partially offset by an increase in SG&A.

Second quarter fiscal 2019 gross profit and margin benefited from higher sales as well as improved pricing and mix compared with a very weak fiscal 2018 period.

Selling, general and administrative (“SG&A”) expenses of $4.8 million increased $1 million compared with the prior-year period. The increase was primarily due to higher compensation costs for new personnel, higher sales-related costs, and higher performance-based compensation. SG&A as a percent of sales was approximately 22% in the second quarters of both fiscal 2019 and fiscal 2018. Jeffrey Glajch, Graham’s Chief Financial Officer, remarked, “We are investing in customer-facing areas of our business to provide improved structure, alignment, accountability and to enhance selling opportunities. We believe these actions will drive stronger participation and market presence as we evolve our engineering procurement construction (“EPC”) centric selling model to also provide stronger end user coverage. We believe we can leverage our extensive installed base differently from in our past, with improved focus on the end user.”

During the second quarter of fiscal 2019, Graham had an effective tax rate of 9% compared with a rate that was not meaningful in the second quarter of fiscal 2018. The low effective tax rate in the second quarter of fiscal 2019 reflects a cumulative adjustment in the quarter due to a reduction in the full year effective tax rate, from 21% to 19%, for the U.S. portion of the Company’s earnings. The fiscal 2019 rate is benefiting from the change in U.S. federal tax rates under the Tax Cuts and Jobs Act.

In the second quarter of fiscal 2018, the Company reduced its global headcount to align with market conditions at the time and incurred a $0.3 million pre-tax restructuring charge for severance costs, realizing approximately $1.5 million of annual savings. Excluding the restructuring charge, adjusted net income for the prior-year second quarter, a non-GAAP number, was $0.2 million, or $0.02 per diluted share.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Adjusted EBITDA

($ in millions)	Q2 FY19	Q2 FY18	Change
Adjusted EBITDA	$2.2	$0.7	$1.5
Adjusted EBITDA margin	10.3%	4.0%

Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, and a nonrecurring restructuring charge where applicable) during the fiscal 2019 second quarter benefited from higher gross profit, partially offset by increased SG&A expense, both as discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of net income to adjusted net income and adjusted EBITDA.

First Half Fiscal 2019 Review

($ in millions except per share data)
	YTD FY19	YTD FY18	Change
Net sales	$51.0	$38.1	$12.9
Gross profit	$13.4	$8.5	$4.9
Gross margin	26.2%	22.4%
Operating profit	$4.0	$0.8	$3.2
Operating margin	7.8%	2.0%
Net income	$4.2	$0.9	$3.3
Diluted EPS	$0.42	$0.10	$0.32
Non-GAAP financial measure:
Adjusted net income	$4.2	$1.2	$3.0
Adjusted diluted EPS	$0.42	$0.12	$0.30

International sales were $22.5 million in the first half of fiscal 2019 and represented 44% of total sales, compared with $12.2 million, or 32%, of sales in the same prior-year period. Sales to the U.S. were $28.5 million, or 56%, of first half net sales in fiscal 2019, compared with$25.9 million, or 68%, of fiscal 2018 first half net sales. Fiscal 2019 first half revenue benefited by $1.9 million upon the required adoption by the Company of a new revenue recognition accounting standard which began in fiscal 2019.

The increase in gross profit and margin were driven by higher volume stemming from a 34% increase in sales when compared with the same prior-year period, as well as ongoing improvement to backlog quality and project mix.

SG&A in the first half of fiscal 2019 was $9.4 million, up 26% or $1.9 million. As a percent of sales, SG&A was 18% in the first half of fiscal 2019 compared with 20% in the same prior-year period. The increase in SG&A resulted from the same factors that impacted the quarterly comparison.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Excluding the $0.3 million nonrecurring restructuring charge recorded in the first half of fiscal 2019, ($0.2 million net of tax), adjusted net income, a non-GAAP number, was $1.2 million or $0.12 per diluted share.

Adjusted EBITDA

($ in millions)	YTD FY19	YTD FY18	Change
Adjusted EBITDA	$5.5	$2.4	$3.1
Adjusted EBITDA margin	10.8%	6.4%

Adjusted EBITDA for the first half of the fiscal year benefited from the factors discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of net income to adjusted net income and adjusted EBITDA.

Capital Continues to Strengthen

Cash, cash equivalents and investments at September 30, 2018 were $79 million, up $2.5 million from March 31, 2018.

Cash provided by operations in the first half of fiscal 2019 was $5.1 million, compared with $0.8 million in the first half of fiscal 2018. The increase was primarily the result of higher net income and timing of changes in working capital.

Capital expenditures were approximately $0.4 million in the first halves of both fiscal 2019 and fiscal 2018. The Company continues to expect capital expenditures for fiscal 2019 to be between $2 million and $2.5 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $1.9 million and $1.8 million in the first half of fiscal 2019 and fiscal 2018, respectively.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at September 30, 2018.

Record Backlog and Strong Order Level Support Growth

Orders were $34.4 million in the second quarter of fiscal 2019, a strong improvement from $17.1 million in the prior-year second quarter. The increase was driven primarily by the refining and chemical/petrochemical industries in North America and the Middle East. In the fiscal 2019 second quarter, orders from U.S. customers were $20 million, or 58% of total orders, and orders from international markets were $14.4 million, or 42%. This compares with 84% from the U.S. and 16% from international markets in the second quarter of fiscal 2018.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Backlog at the end of the second quarter of fiscal 2019 was a record-setting $127.8 million, up from $114.9 at the end of the trailing quarter, and up from $73 million at the end of the prior-year second quarter.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

The Company believes that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at September 30, 2018 was approximately:

•	51% for U.S. Navy projects

•	24% for refinery projects

•	16% for chemical/petrochemical projects

•	6% for power projects, including nuclear

•	3% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 55% to 60%

•	Within 12 to 24 months: 10% to 20%

•	Beyond 24 months: 25% to 35%

Narrowing FY 2019 Guidance

Graham is updating its fiscal 2019 guidance, as follows:

•	Revenue anticipated to be between $98 million and $105 million (previously estimated between $95 million and $105 million)

•	Gross margin expected to be between 25% and 27% (previously estimated between 24% and 26%)

•	SG&A expense expected to be between $18.5 million and $18.75 million (previously estimated between $18 million and $18.75 million)

•	Effective tax rate anticipated to be approximately 20% (previously estimated between 20% and 22%)

Mr. Lines concluded, “I believe that fiscal 2019 is set up well to conclude within our guidance and, importantly, fiscal 2020 is staging to be another growth year. M&A activity has produced some interesting prospects, however, seller expectations continue to challenge our valuation hurdle rates.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the second quarter and first six months of fiscal 2019, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Thursday,November 15, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13683800. A transcript of the call will be placed on Graham’s website, once available.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Consolidated Statements of Income – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net sales	$21,441	$17,224	24%	$50,992	$38,075	34%
Cost of products sold	15,214	13,483	13%	37,623	29,556	27%

Gross profit	6,227	3,741	66%	13,369	8,519	57%
Gross margin	29.0%	21.7%		26.2%	22.4%
Other expenses and income:
Selling, general and administrative	4,718	3,671	29%	9,269	7,325	27%
Selling, general and administrative – amortization	60	60	0%	119	118	1%
Restructuring charge	—	316	(100%)	—	316	(100%)

Operating profit (loss)	1,449	(306)	(574%)	3,981	760	424%

Operating margin	6.8%	-1.8%		7.8%	2.0%
Other income	(206)	(120)	72%	(412)	(239)	72%
Interest income	(351)	(162)	117%	(640)	(313)	104%
Interest expense	1	2	(50%)	3	5	(40%)

Income (loss) before provision (benefit) for income taxes	2,005	(26)	N/A	5,030	1,307	285%
Provision (benefit) for income taxes	178	(36)	N/A	880	362	143%

Net income	$1,827	$10	N/A	$4,150	$945	339%

Per share data:
Basic:
Net income	$0.19	$—	N/A	$0.42	$0.10	337%

Diluted:
Net income	$0.19	$—	N/A	$0.42	$0.10	337%

Weighted average common shares outstanding:
Basic	9,832	9,769		9,810	9,759
Diluted	9,848	9,775		9,826	9,767
Dividends declared per share	$0.10	$0.09		$0.19	$0.18

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2018 (Unaudited)	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$23,378	$40,456
Investments	55,611	36,023
Trade accounts receivable, net of allowances ($406 and $339 at September 30 and March 31, 2018, respectively)	15,556	17,026
Unbilled revenue	10,582	8,079
Inventories	20,763	11,566
Prepaid expenses and other current assets	1,572	772
Income taxes receivable	1,782	1,478

Total current assets	129,244	115,400
Property, plant and equipment, net	16,476	17,052
Prepaid pension asset	4,945	4,369
Goodwill	1,222	1,222
Permits	1,700	1,700
Other intangible assets, net	3,298	3,388
Other assets	173	202

Total assets	$157,058	$143,333

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$50	$88
Accounts payable	9,317	16,151
Accrued compensation	5,604	4,958
Accrued expenses and other current liabilities	3,541	2,885
Customer deposits	30,539	13,213

Total current liabilities	49,051	37,295
Capital lease obligations	41	55
Deferred income tax liability	1,446	1,427
Accrued pension liability	613	565
Accrued postretirement benefits	653	642

Total liabilities	51,804	39,984

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,642 and 10,579 shares issued and 9,833 and 9,772 shares outstanding at September 30 and March 31, 2018, respectively	1,064	1,058
Capital in excess of par value	24,572	23,826
Retained earnings	100,271	99,011
Accumulated other comprehensive loss	(8,243)	(8,250)
Treasury stock (809 and 807 shares at September 30 and March 31, 2018, respectively)	(12,410)	(12,296)

Total stockholders’ equity	105,254	103,349

Total liabilities and stockholders’ equity	$157,058	$143,333

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Six Months Ended
	September 30,
	2018	2017
Operating activities:
Net income	$4,150	$945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	980	993
Amortization	119	118
Amortization of unrecognized prior service cost and actuarial losses	437	525
Stock-based compensation expense	534	149
Loss on disposal or sale of property, plant and equipment	30	1
Deferred income taxes	207	106
(Increase) decrease in operating assets:
Accounts receivable	2,656	151
Unbilled revenue	(5,276)	3,186
Inventories	3,652	846
Prepaid expenses and other current and non-current assets	(679)	(774)
Income taxes receivable	(303)	(1,507)
Prepaid pension asset	(576)	(478)
Increase (decrease) in operating liabilities:
Accounts payable	(6,097)	(3,166)
Accrued compensation, accrued expenses and other current and non-current liabilities	1,086	(864)
Customer deposits	4,096	560
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	59	57

Net cash provided by operating activities	5,075	848

Investing activities:
Purchase of property, plant and equipment	(367)	(431)
Proceeds from disposal of property, plant and equipment	—	1
Purchase of investments	(64,611)	(25,000)
Redemption of investments at maturity	45,023	18,000

Net cash used by investing activities	(19,955)	(7,430)

Financing activities:
Principal repayments on capital lease obligations	(52)	(51)
Issuance of common stock	171	—
Dividends paid	(1,868)	(1,758)
Purchase of treasury stock	(146)	(119)

Net cash used by financing activities	(1,895)	(1,928)

Effect of exchange rate changes on cash	(303)	138

Net decrease in cash and cash equivalents	(17,078)	(8,372)
Cash and cash equivalents at beginning of year	40,456	39,474

Cash and cash equivalents at end of period	$23,378	$31,102

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Adjusted Net Income Reconciliation – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,				Six Months Ended September 30,
	2018		2017		2018		2017
		Per Diluted		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share		Share
Net income	$1,827	$0.19	$10	$—	$4,150	$0.42	$945	$0.10
+ Restructuring charge	—	—	316	$0.03	—	—	316	$0.03
- Tax effect	—	—	(92)	$(0.01)	—	—	(92)	$(0.01)

Adjusted net income	$1,827	$0.19	$234	$0.02	$4,150	$0.42	$1,169	$0.12

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge and related tax effect. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Second Quarter Fiscal 2019

Adjusted EBITDA Reconciliation – Unaudited

(Amounts in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net income	$1,827	$10	$4,150	$945
+ Net interest income	(350)	(160)	(637)	(308)
+ Income taxes	178	(36)	880	362
+ Depreciation & amortization	550	556	1,099	1,111
+ Restructuring charge	—	316	—	316

Adjusted EBITDA	$2,205	$686	$5,492	$2,426

Adjusted EBITDA margin %	10.3%	4.0%	10.8%	6.4%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge. Adjusted EBITDA margin is adjusted EBITDA divided by sales. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted EBITDA and adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, adjusted EBITDA and adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q118	Q218	Q318	Q418	FY2018	Q119	Q219
	Total	Total	Total	Total	Total	Total	Total
Orders	$11.1	$17.1	$ 40.5	$43.5	$112.2	$22.0	$34.4
Backlog	$72.9	$73.0	$ 96.2	$117.9	$117.9	$114.9	$127.8

SALES BY INDUSTRY FY 2019

($ in millions)

FY 2019	Q1	% of	Q2	% of
	6/30/2018	Total	9/30/2018	Total
Refining	$19.8	67%	$9.7	45%
Chemical/ Petrochemical	$3.0	10%	$3.8	18%
Power	$3.1	10%	$2.1	10%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%
Total	$29.6		$21.4

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/2017	Total	9/30/2017	Total	12/31/2017	Total	3/31/2018	Total	FY2018	Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%	$7.9	35%	$21.6	28%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%	$3.6	16%	$20.7	27%
Power	$4.0	19%	$1.9	11%	$1.7	10%	$3.2	14%	$10.8	14%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%	$7.4	35%	$24.4	32%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

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Graham Corporation Reports Fiscal 2019 Second Quarter and First Half Results

November 8, 2018

Graham Corporation

Second Quarter Fiscal 2019

Additional Information – Unaudited

(Continued)

SALES BY REGION FY 2019

($ in millions)

FY 2019	Q1	% of	Q2	% of
	6/30/2018	Total	9/30/2018	Total
United States	$13.5	46%	$15.0	70%
Middle East	$0.4	1%	$0.5	2%
Asia	$2.7	9%	$1.9	9%
Other	$13.0	44%	$4.0	19%
Total	$29.6		$21.4

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2018	% of
	6/30/2017	Total	9/30/2017	Total	12/31/2017	Total	3/31/2018	Total		Total
United States	$14.8	71%	$11.1	65%	$11.3	65%	$14.7	66%	$51.9	67%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%	$0.9	4%	$3.8	5%
Asia	$3.4	16%	$2.6	15%	$2.3	13%	$1.9	9%	$10.2	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%	$4.6	21%	$11.6	15%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

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